Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS 2007
SECOND QUARTER FINANCIAL RESULTS
Live Conference Call and Webcast at 5:00 p.m. Eastern Time
The Woodlands, Texas, July 31, 2007 — Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today reported financial results for the three and six months ended June 30, 2007.
“We continued to make progress in our drug development programs in the second quarter, completing the Phase 1 clinical trial of LX6171, our drug candidate for the treatment of cognitive disorders,” said Arthur T. Sands, M.D., Ph.D., Lexicon’s president and chief executive officer. “We believe our recent financing agreements with Invus and Symphony will accelerate our transition into an integrated biopharmaceutical company.”
Revenues: Lexicon’s revenues for the three months ended June 30, 2007 decreased 22 percent to $12.6 million from $16.2 million for the corresponding period in 2006. The decrease was primarily attributable to lower revenue recognized under Lexicon’s neuroscience alliance with Bristol-Myers Squibb Company. For the six months ended June 30, 2007, revenues decreased 30 percent to $26.1 million from $37.1 million for the corresponding period in 2006.
Research and Development Expenses: Research and development expenses for the three months ended June 30, 2007 decreased seven percent to $25.6 million from $27.4 million for the corresponding period in 2006. The decrease was primarily due to lower personnel and lab supply costs as a result of personnel reductions associated with the Company’s early 2007 operational realignment reallocating resources from genetics research efforts to drug development, offset in part by higher external preclinical and clinical costs related to the advancement of Lexicon’s drug development programs. For the six months ended June 30, 2007, research and development expenses decreased two percent to $52.9 million from $54.1 million for the corresponding period in 2006.
General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2007 decreased 12 percent to $5.0 million from $5.7 million for the corresponding period in 2006. The decrease was primarily attributable to lower personnel costs as a result of the Company’s personnel reductions in early 2007. For the six months ended June 30, 2007, general and administrative expenses decreased six percent to $10.3 million from $11.0 million for the corresponding period in 2006.
Net Loss: Net loss for the three months ended June 30, 2007 was $13.6 million, or $0.17 per share, compared to a net loss of $16.9 million, or $0.26 per share, for the corresponding period in 2006. Net loss for the six months ended June 30, 2007 was $32.5 million, or $0.41 per share, compared to a net loss of $27.7 million, or $0.43 per share, for the corresponding period in 2006. The net loss for the three and six months ended June 30, 2007 included a benefit of $4.3 million attributable to the loss from noncontrolling interest in Symphony Icon, resulting from Lexicon’s consolidation of Symphony Icon under Financial Accounting Standards Board Interpretation No. 46 (revised 2003) “Consolidation of Variable Interest Entities.” For the three and six months ended June 30, 2007, net loss included non-cash, stock-based compensation expense of $1.7 million and $3.2 million, respectively.

Cash and Investments: As of June 30, 2007, Lexicon had $95.2 million in cash and investments, including $45.0 million in cash and investments held by Symphony Icon, as compared to $59.5 million as of March 31, 2007 and $80.0 million as of December 31, 2006.
“Financially, Lexicon is in a good position with $95.2 million in cash and investments including Symphony Icon cash and investments,” added Julia P. Gregory, Lexicon’s executive vice president and chief financial officer. “Our two recent agreements with Symphony and Invus put us on track to fund our extensive drug discovery and development pipeline.”
Highlights of Recent Events
•	Entered into a $60 million product development collaboration with Symphony Capital Partners, L.P. and its co-investors (“Symphony”). Under the terms of the transaction, Symphony Icon, Inc., a new company, was established to fund and accelerate clinical development of Lexicon’s first three drug candidates, LX6171, LX1031 and LX1032.
•	Entered into a series of agreements under which Invus, L.P. will invest, pending Lexicon stockholder approval, $205 million in 2007, with the potential of up to an additional $345 million over the next four years, to help fund the Company’s transition into an integrated biopharmaceutical company. A stockholder meeting to vote on the transaction will be held on August 23, 2007.
•	Completed Phase 1b clinical trial of LX6171, the Company’s oral drug candidate for the treatment of cognitive disorders. In this trial of approximately 40 normal healthy volunteers, LX6171 was shown to be well-tolerated at all dose levels with favorable systemic exposure.
•	Advanced LX1031, the Company’s oral drug candidate for the treatment of irritable bowel syndrome, into a Phase 1b clinical trial in healthy human volunteers. Lexicon expects data from this trial in the third quarter of 2007.
•	Reported the identification of a potential new drug target, angiopoietin-like protein 4 (ANGPTL4), and preclinical results demonstrating that antibodies directed to ANGPTL4 rapidly lower triglycerides and cholesterol. These results were published in the July 10, 2007 edition of the journal Proceedings of the National Academy of Sciences.
Lexicon Conference Call:
Lexicon management will hold a conference call to discuss the company’s results and provide financial guidance for the third quarter at 5:00 p.m. Eastern Time on July 31, 2007. Investors can access a webcast of the call, on a live, non-archived basis only, at www.lexpharma.com. Alternatively, to listen to the conference call live, the dial-in number is 800-238-9007 (within the United States) or 719-457-2622 (international). The pass code for all callers is 4519644.
About Lexicon
Lexicon is a biopharmaceutical company focused on the discovery and development of breakthrough treatments for human disease. Lexicon currently has clinical programs underway for such areas of major unmet medical need as irritable bowel syndrome and cognitive disorders. The company has used its proprietary gene knockout technology to discover more than 100 promising drug targets and create an extensive pipeline of clinical and preclinical programs in the therapeutic areas of diabetes and obesity, cardiovascular disease, psychiatric and neurological disorders, cancer, immune system disorders and ophthalmic disease. To advance the development and commercialization of its programs, Lexicon is working both independently and through collaborators including Bristol-Myers Squibb Company, Genentech, Inc. and N.V. Organon. For additional information about Lexicon and its programs, please visit www.lexpharma.com.
Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to the agreement with Invus to invest in Lexicon and Lexicon’s research and development of LX6171, LX1031, LX1032 and ANGPTL4 antibodies. This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct preclinical and clinical development of its potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
Lexicon has filed a proxy statement and other documents with the Securities and Exchange Commission relating to the approval of the Invus transactions. Stockholders are urged to carefully read the proxy statement, because it contains important information regarding Lexicon and the Invus transactions. A definitive proxy statement has been sent to stockholders seeking their approval of the Invus transactions. Stockholders may obtain a free copy of the proxy statement and other documents containing information about Lexicon, without charge, at the SEC’s website at www.sec.gov. Copies of the definitive proxy statement and the SEC filings that are incorporated by reference in the proxy statement may also be obtained for free by directing a request to Lexicon Pharmaceuticals, Inc., 8800 Technology Forest Place, The Woodlands, Texas 77381, Attention: Corporate Communications.
Lexicon and its officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders. Information about these persons can be found in Lexicon’s Annual Report on Form 10-K filed with the SEC, and additional information about such persons may be obtained from the proxy statement.
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Contact for Lexicon:
Bobbie Faulkner
Manager, Investor Relations
281/863-3503
bfaulkner@lexpharma.com

Lexicon Pharmaceuticals, Inc.
Selected Financial Data
Consolidated Statements of Operations Data
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$12,477	$15,351	$24,748	$34,657
Subscription and license fees	171	813	1,395	2,462

Total revenues	12,648	16,164	26,143	37,119
Operating expenses:
Research and development, including stock-based compensation of $1,044, $1,105, $2,035, and $2,254, respectively	25,594	27,433	52,884	54,105
General and administrative, including stock-based compensation of $627, $659, $1,195, and $1,351, respectively	5,004	5,664	10,304	10,967

Total operating expenses	30,598	33,097	63,188	65,072

Loss from operations	(17,950)	(16,933)	(37,045)	(27,953)
Interest income	765	900	1,645	1,903
Interest expense	(695)	(813)	(1,383)	(1,620)
Other income (expense)	(14)	(56)	(26)	(63)

Loss before noncontrolling interest in Symphony Icon, Inc.	$(17,894)	$(16,902)	$(36,809)	$(27,733)
Loss attributable to noncontrolling interest in Symphony Icon, Inc	4,303	—	4,303	—

Net Loss	$(13,591)	$(16,902)	$(32,506)	$(27,733)

Net loss per common share, basic and diluted	$(0.17)	$(0.26)	$(0.41)	$(0.43)

Shares used in computing net loss per common share	79,568	64,627	78,758	64,597
Consolidated Balance Sheet Data
(In thousands)

	As of	As of
	June 30,	December 31,
	2007	2006
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon	$95,232	$79,999
Property and equipment, net	74,214	78,192
Goodwill	25,798	25,798
Total assets	200,962	190,266
Deferred revenue	46,327	58,000
Current and long-term debt	31,786	32,188
Noncontrolling interest in Symphony Icon, Inc.	29,908	—
Accumulated deficit	(384,247)	(351,741)
Total stockholders’ equity	79,935	85,501